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                                  AMENDMENT TO
                     THE DIME SAVINGS BANK OF NEW YORK, FSB
                           DEFERRED COMPENSATION PLAN

                             EFFECTIVE MAY 18, 2000

       The Dime Savings Bank of New York, FSB Deferred Compensation Plan (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1. Section 3.4(a) of the Plan is amended by adding a new paragraph at the end thereof to read as follows:

              "Notwithstanding the foregoing provisions of this subsection (a) to the contrary, upon and after a "Change in Control" or an "Irrevocable Election" (each as defined in the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto (the "Umbrella Trust")), except as otherwise provided in Section 6.2, the interest rate on the Bonus Account shall be 7 percent."

       2. Section 8.3 of the Plan is amended by adding the following at the end thereof:

              "Notwithstanding the foregoing, after a "Change in Control" or an "Irrevocable Election" under the Umbrella Trust, neither the Bank nor the Plan Committee shall make any amendment to the Plan that
              (i) adversely affects the rights of an Executive to any previously permitted forms of benefit payment or any previously elected (or automatically allowed) dates of benefit payment under Article IV or Article VI, (ii) changes the timing for the crediting of earnings on Deferred Accounts or (iii) charges Plan expenses to Deferred Accounts."

       4.     A new Section 8.9 is added to the Plan to read as follows:

              "8.9   Umbrella Trust Committee and Trustee. Notwithstanding
              anything in the foregoing or otherwise in the Plan to the contrary, the Committee under the Umbrella Trust (the "Umbrella Trust Committee") and the trustee under the Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. The decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments


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              thereto, notwithstanding any authority granted to another
              individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       5.     A new Section 8.10 is added to the Plan to read as follows:

              "8.10 Change in Control or Irrevocable Election. Notwithstanding anything hereunder to the contrary, after a "Change in Control" or "Irrevocable Election" under the Umbrella Trust, claims for benefits hereunder and other elections by a Participant or Beneficiary under the Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Plan Committee."

       6.     A new Section 8.11 is added to the Plan to read as follows:

              "8.11 Cancellation of Irrevocable Election. The provisions hereunder relating to periods after an "Irrevocable Election" under the Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a "Change in Control" under the Umbrella Trust, has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."

       7.     A new Section 8.12 is added to the Plan to read as follows:

              "8.12 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."